EXHIBIT 10.1

October 15, 2001

Mr. Harold P. Gordon
Apt # 2 C
175 Commonwealth Ave.
Boston, MA 02116

Dear Sonny:

In connection with the termination of one of your existing employment contracts, your continued employment and retirement from Hasbro, Inc. (the "Company"), the Company will continue your employment and provide you with the retirement benefits as described in Paragraph 1 below provided you timely sign and return this Amended and Restated Employment Agreement to the Company.

By signing and returning this agreement you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in Paragraph 2. You acknowledge that you have consulted with your own attorney before signing this agreement.

After you review and sign this agreement, please return it to Bob Carniaux, Senior Vice President of Human Resources by November 5, 2001. You may change your mind and revoke this agreement during the seven (7) day period after you have signed it. If you do not so revoke, this agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this letter and do not revoke it within the seven (7) day revocation period:

1.

Description of Continued Employment Terms and Retirement Benefits. If you timely sign and return this agreement the conditions of your continued employment and your retirement benefits described in Section 1 of the attached "Description of Benefits" shall apply. The payment of these benefits is subject to the terms and conditions of this agreement. You acknowledge and agree that the benefits payable to you if you timely sign and return this agreement are more than the Company would be obligated to pay or provide to you if you did not sign and return this agreement.

2.

Release. You hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, and any subsidiary or affiliated organization of the Company or their current or former officers, directors, stockholders, corporate affiliates, attorneys, agents and employees (the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature, known or unknown, which you ever had or now have against the Released Parties, including, but not limited to, all claims arising out of your employment, all claims arising out of the retirement or termination of your employment, all claims arising from any failure to re-employ you, all claims of race, sex, national origin, handicap, religious, sexual preference, benefit and age discrimination, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. s.2000 et seq., the Age Discrimination in Employment Act, 29 U.S.C. s.621 et seq., the Americans with Disabilities Act of 1990, 29 U.S.C. s.12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. s.1001 et seq., the Fair Employment Practices Act, R.I. Gen. Laws s. 28-5-1, et seq. and similar state or local statutes, wrongful discharge claims, common law tort, defamation, breach of contract and other common law claims, and any claims under any other United States or Canadian

HAROLD P. GORDON
October 15, 2001

federal, state or local statutes or ordinances not expressly referenced above; provided, that nothing contained herein will be construed to release your rights, as a former employee, officer and director of the Company and various of its divisions and subsidiaries, to indemnification under applicable by-laws and Company policies, or to your rights to vested benefits under Company-sponsored employee benefits plans.

3.

Covenant Not To Sue. You represent and warrant that you have not filed any complaints, charges, or claims for relief against the Released Parties. You further agree not to bring any complaints, charges or claims against the Released Parties with respect to any matters arising out of your employment with or retirement or termination from employment with the Company.

4.

Proprietary Information. You acknowledge and reaffirm your representations and obligations as set forth in the Invention, Assignment and Proprietary Information Agreement which you previously signed in connection with your employment with the Company.

5.

Nature of Agreement. You and the Company understand and agree that this agreement is a continued employment and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of you, the Company, or any other person.

6.

Amendment. This agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

7.

Validity. Should any provision of this agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this agreement.

8.

Confidentiality. You understand and agree that the terms and contents of this agreement, and the contents of the negotiations and discussions resulting in this agreement, shall be maintained as confidential by you and your agents and representatives, and any dispute resolved by this agreement shall also remain confidential, and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by an officer of the Company; provided, that you shall not be under any restraint with respect to disclosure of your continuing obligations to the Company under Section 4 and 12 hereof.

9.

Entire Agreement and Applicable Law. This agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your continued employment, retirement benefits and settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith including but not limited to that certain Employment Agreement dated January 1, 1996 (the "Employment Agreement"), which is hereby terminated as of the date this agreement becomes a binding agreement; provided, however, that nothing contained herein is intended to terminate the provisions in or your continued coverage under that certain Employment Agreement dated May 10, 1995 as amended by the Employment Agreement to provide you: (a) with certain additional benefits upon the occurrence of a Change of Control of the Company (as defined therein); or (b) with certain short term financial arrangements as set forth in paragraph 2.7 (c) of

HAROLD P. GORDON
October 15, 2001

the Employment Agreement. This agreement shall be governed by the laws of the State of Rhode Island to the extent not preempted by federal law.

10.

Acknowledgments. You acknowledge that you have been given at least twenty-one (21) days to consider this agreement and that the Company advised you to consult with any attorney of your own choosing prior to signing this agreement. You may revoke this agreement for a period of seven (7) days after signing this agreement, and the agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

11.

Voluntary Assent. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this agreement, and that you fully understand the meaning and intent of this agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this agreement with an attorney. You further state and represent that you have carefully read this agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

12.	Covenant Not to Compete.
(a)

You agree that you will not, without written consent of the Company, during the Continued Employment Term (as defined in the attached Description of Benefits) and for a period of one (1) year thereafter, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, render services or advice to, or be connected with, as partner, stockholder, director, officer, agent, employee, consultant or otherwise, any business, firm or corporation which competes with the Company in any country or line of business in which the Company is engaged.

(b)

You agree that during the Continued Employment Term and for a period of one (1) year thereafter, you will not interfere with any relationship, contractual or otherwise, between the Company and any other party, including; without limitation, any customer, supplier, distributor, lessor or lessee, licensor or licensee, commercial or investment banker.

	(c)	You understand, acknowledge and agree that the provisions of this Section 12 shall survive the termination of this agreement.
	(d)	The Company agrees and acknowledges that your affiliations with the entities noted on Appendix A to the Description of Benefits do not conflict with the provisions of this Paragraph 12.

If you have any questions about the matters covered in this agreement, please call Bob Carniaux, Sr. Vice President, Human Resources at (401) 727-5654.

Very truly yours,

/s/ Alan G. Hassenfeld
_ _ _ _ _ _ _ _ _ _ _ _ _

Alan G. Hassenfeld
Chairman & CEO
Hasbro, Inc.

HAROLD P. GORDON
October 15, 2001

I hereby agree to the terms and conditions set forth above and in the attached Description of Benefits. I intend that this agreement will become binding between me and the Company if I do not revoke my acceptance within seven (7) days.

/s/ Harold P. Gordon
Signature _ _ _ _ _ _ _ _ _ _ _ _ _
Harold P. Gordon

          October 15, 2001
Date: _ _ _ _ _ _ _ _ _ _ _ _ _

To be returned in enclosed envelope by November 5, 2001.

HAROLD P. GORDON
October 15, 2001
HASBRO, INC.

DESCRIPTION OF CONTINUED EMPLOYMENT AND RETIREMENT BENEFITS

Name of Employee: HAROLD P. GORDON

Date of Offer:

If you timely sign and return the attached Amended and Restated Employment Agreement and it becomes a binding contract between you and the Company, the Company will continue your employment and your Change of Control Agreement until June 30, 2002, unless you are terminated for Cause (as defined below) or you accept other employment (the "Continued Employment Term"), subject to the terms set forth below, and pay you the following retirement benefits, commencing at the end of the Continued Employment Term.
Section 1.	Continued Employment Terms; Retirement Benefits. In consideration of the termination of your January 1, 1996 Employment Agreement, you will receive the following benefits:

(a)

During the Continued Employment Term, you shall continue to serve as Vice Chairman of the Company. You agree to resign from such directorships and executive offices in the Company's subsidiaries as requested by the Company from time to time. You agree to perform such duties consistent with your office and serve on such boards of affiliates of the Company as the Chairman of the Company may reasonably request during the Continued Employment Term. Your remuneration as Vice Chairman of the Company shall be $11,213.46 per week, payable in bi-weekly installments, through the Continued Employment Term. During the Continued Employment Term, you may: serve on the board of directors (including as a non-executive Chairman) of the entities and their affiliates set forth in Appendix A as well as of other businesses, trade associations and charitable organizations; render consulting services; engage in charitable activities and community affairs; and manage your personal investments and affairs as long as these activities present no conflict of interest, do not materially interfere with the performance, or in any way violate any terms of this agreement. During the Continued Employment Term, you will have an office in Pawtucket, RI and part-time secretarial assistance to work on specific projects for the Company or consistent with your status as an employee. You may perform your duties outside of your office.

(b)	Effective July 1, 2002 (or an earlier termination date, if applicable), you shall receive retirement benefits as follows:
(i)

benefits pursuant to the Company's Pension Plan (the "Pension Plan") and the Company's Supplemental Retirement Benefit Plan (the "Supplemental Plan") on the same basis as other senior executives of the Company;

(ii)

an annuity payable in monthly installments, the first such installment being paid on the first day of the month following the month in which you attain age 65 or your employment terminates, whichever occurs later and the last such installment being paid on the first day of the month in which you die, in which the annual amount is 3.33% of your Final Average Pay multiplied by the number of full years you have been employed by the Company at termination of employment. The amount payable under the preceding sentence shall be reduced by the sum of the benefits payable to you in the form of a life annuity commencing at age 65 (or such later date), under (a) the Pension Plan, (b) the Supplemental Plan and (c) U.S. Social Security. For purposes of this supplemental retirement benefit

HAROLD P. GORDON
October 15, 2001

your Final Average Pay shall be one-fifth of the total salaries and bonuses received by you in the five highest consecutive years during your period of employment. At your option, the benefit described above shall be payable in any actuarially equivalent annuity form of benefit provided under the Pension Plan or an actuarially equivalent lump sum, determined using the actuarial conversion factors used for the Pension Plan. If the benefit commences prior to age 65, it shall be reduced by the early retirement reduction factor set forth in the Pension Plan. Any lump sum payment shall be made during the first two calendar weeks of January in the year following termination of employment. The benefits provided under this Section shall be unfunded and shall be paid from the general assets of the Company. You shall have a right to the benefit hereunder no greater than the right of an unsecured general creditor of the Company; and

(iii)

The Company shall maintain a key executive life insurance policy in an amount sufficient to pay you a life annuity benefit of $225,000 per year payable in equal monthly installments on the first day of each calendar month, the first such payment to be made on the first day of the month following the month in which occurs your 65th birthday (or termination of employment, if later) and the last such payment to be the payment for the month in which you die. If the underlying value of such insurance policy is ever insufficient to pay such annuity payments, then the Company shall pay such annuity payments from its general assets. If you have been employed for fewer than seven years upon termination of employment the amount payable shall be determined as set forth in the following table:

		Annual Benefit
		Commencing at Age
	Full Years of Employment	65, if Retired
	At least 6 but less than 7	$192,857
	7 or more	$225,000

If you die prior to the commencement of the annuity payments, your beneficiary shall be eligible to receive a lump sum death benefit of $1,500,000, and none of the other amounts set forth in this Section (iii) shall be payable. If you die after the commencement of the annuity payments under this Section (iii) and before the receipt of 240 monthly annuity payments, monthly annuity payments shall be paid to your beneficiary on their scheduled due dates until the number of monthly annuity payments made to you and your beneficiary reaches 240.

(iv)

For purposes of determining your years or period of employment, you shall be deemed to have worked full time for the Company, without interruption, from February 1, 1995 through the end of the Continued Employment Term.

(c)	(i)

Provided you execute a release of all claims in the form attached hereto as Appendix B, you will receive (i) a payment equal to two (2) month's base salary (the "Release Consideration"). Such amount shall be payable no earlier than eight (8) days after you sign the release, which release shall be provided to you for execution on or about July 1, 2002. You acknowledge and agree that the Release Consideration is being paid specifically in return for the execution of the Release attached as Appendix B, and will not be paid in the event that you do not execute that Release.

HAROLD P. GORDON
October 15, 2001

(ii)

You are eligible for a bonus under the Company's 2001 Management Incentive Plan, to the extent that management bonuses are payable to members of the Company's senior management team. Provided senior management bonuses are payable, your bonus will be computed by using a target bonus percentage of 60% of base salary and modified up or down based upon the 2001 financial performance rating for the Company as approved by the Compensation and Stock Option Committee of the Board. Your personal performance rating shall be deemed to be 100% for bonus calculation purposes unless the Compensation Committee of the Board of Directors, in its sole discretion, agrees to increase such personal performance rating. You will receive the bonus at the same time as other members of management; provided, however, that if you refuse to execute the Release, you will be obligated to repay the entire bonus to the Company.

(d)

During the Continued Employment Term, you shall continue to receive your current level of basic, supplemental and dependent life insurance with the Company and you sharing the cost for this coverage on the same basis as the cost is shared between the Company and similarly situated active employees during the Continued Employment Term. Long-term disability benefit ends at the conclusion of the Continued Employment Term.

(e)

During the Continued Employment Term, you shall continue to receive your current medical and dental coverage, with the Company and you sharing the cost for this coverage on the same basis as the cost is shared between the Company and similarly situated active employees during the same period, and with your and your dependents' respective rights to continued coverage (or conversion to an individual policy) at your own expense where available beginning when the extended coverage under this item ends and continuing for the maximum period permitted by the law known as COBRA;

(f)

During the Continued Employment Term, you shall continue to receive your leased Company executive automobile. At the end of the Continued Employment Term, you shall return the leased auto to the Company at a location designated by the Company;

(g)	Continuance of reimbursement for reasonable expenses for personal executive income tax filing preparation and advising services for tax years 2001 and 2002; and

(h)

The Company shall reimburse you for all reasonable expenses incurred by you in moving your personal belongings once from your current, principal U.S. residence to designated locations, provided you provide the Company with all receipts for expenses incurred in the move.

(i)	For as long as the Company maintains a Company Toy Store, you may purchase toys at the Company's Toy Store.

(j)

Provided you are not terminated for Cause by the Company prior to the end of the Continued Employment Term: (i) all previously granted unvested stock options have been accelerated to July 1, 2002; (ii) you have been granted an extended exercise period expiring 36 months after the end of the Continued Employment Term for all your outstanding premium priced stock options; and (iii) you have been granted an

HAROLD P. GORDON
October 15, 2001

extended exercise period of 12 months after the end of the Continued Employment Term for all of your regular stock options. Attached hereto as Appendix C is a list of your currently vested options. You acknowledge and agree that you have no right, interest or title to any long term incentive award made pursuant to the Long Term Incentive Program after the date hereof.

(k)	During the Continued Employment Term, you will continue to be eligible to participate in the Company's Non-Qualified Deferred Compensation Plan.

(l)	The Company shall reimburse you up to four thousand dollars ($4,000) for legal fees incurred by you in connection with the negotiation and execution of this Agreement.

Section 2.	Other Provisions.

(a)

You will be entitled to any benefits payable after or on account of retirement from employment under any employee pension or welfare benefit plans, stock option plans, or other plans or programs or policies of the Company in accordance with their terms and conditions, unless otherwise stated above in Section 1.

(b)	The Company may withhold from any payment described herein:

(1)	any federal, state, or local income or payroll taxes required by U.S. or Canadian law to be withheld with respect to such payment;

(2)

such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable (excluding the Company's mandatory withholdings) and which may be assessed with regard to such payment; and

(3)	such other amounts as appropriately may be withheld under the Company's payroll policies and procedures from time to time in effect.

(c)

The benefits described herein are the maximum benefits that the Company will pay. You understand and agree that the Continued Employment Term is being provided to you in lieu of any severance pay or other benefits provided for under the Employment Agreements, any policy or program of the Company or under any applicable law. Furthermore, to the extent that the Company owes you any amounts in the nature of any retirement benefits under any other program, policy or plan of the Company, or to the extent that any federal, state or local law, including, without limitation, so-called "plant closing" laws, requires the Company to give advance notice or make a payment of any kind to you because of your involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided hereunder or under the other arrangement shall either be reduced or eliminated to avoid any duplication of payment;

(d)

In the event of your death during the Continued Employment Term, the continued employment pay provided under Section 1(a) above, and the benefits provided under Section 1(d) - (i) above shall cease at death.

(e)

For purposes of this Agreement, "Cause" shall mean (i) repeated violations of your obligations to serve the Company as Vice Chairman (other than as a result of incapacity due to physical or mental illness), which are demonstrably willful and deliberate on your part, which are committed in bad faith or without reasonable belief that such violations are in best interests of the Company and which are not remediated a reasonable period of time

HAROLD P. GORDON
October 15, 2001

after your receipt of written notice specifying such violations; (ii) your conviction of a felony involving moral turpitude; or (iii) your violation of paragraphs 4 and 12 of this Agreement. The Company shall have an automatic right to terminate your employment in the event you engage in conduct consistent with (i), (ii), or (iii) above.

APPENDIX A

Alliance Atlantis Communications, Inc.

GTC Trans Continental

Dundee Bancorp

Great Northern Paper

Jean Sauve Youth Foundation

APPENDIX B

RELEASE

IN CONSIDERATION OF the Release Consideration (as defined in that certain letter agreement dated __________, 2001 by and between the undersigned and Hasbro, Inc.), the receipt and sufficiency of which is hereby acknowledged, I, Harold P. Gordon, do hereby add fully, forever, irrevocably and unconditionally release, remise and discharge Hasbro, Inc. (the "Company"), and any subsidiary or affiliated organization of the Company or their current or former officers, directors, stockholders, corporate affiliates, attorneys, agents and employees (the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature, known or unknown, which I ever had or now have against the Released Parties, including, but not limited to, all claims arising out of my employment, all claims arising out of the retirement or termination of my employment, all claims arising from any failure to re-employ me, all claims of race, sex, national origin, handicap, religious, sexual preference, benefit and age discrimination, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. s.2000 et seq., the Age Discrimination in Employment Act, 29 U.S.C. s.621 et seq., the Americans with Disabilities Act of 1990, 29 U.S.C. s.12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. s.1001 et seq., and similar state or local statutes, wrongful discharge claims, common law tort, defamation, breach of contract and other common law claims, and any claims under any other United States or Canadian federal, state, local statutes or ordinances not expressly referenced above; provided, that nothing contained herein will be construed to release my rights, as a former employee, officer and director of the Company and various of its divisions and subsidiaries, to indemnification under applicable by-laws and Company policies, or to my rights to vested benefits under Company-sponsored employee benefits plans.

I acknowledge and agree that I have been given at least twenty-one (21) days to consider this Release, and I have consulted with an attorney prior to signing this Release. I further acknowledge that I may revoke this Release for a period of seven (7) days after signing and that this Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

Date: July __, 2002	___________________________________
Harold P. Gordon

APPENDIX C

Harold P. Gordon - Vested Options

Grant Date Exercise Price Shares Vested

5/11/94 $16.2555 11,250

2/17/95 $15.5528 112,500

2/17/95 $14.1389 109,650

2/16/96 $15.6945 56,250

2/19/97 $18.7222 56,250

9/17/97 $19.8229 142,500

4/23/98 $24.8750 40,000

5/11/99 $35.4063 140,000

5/11/99 $32.1875 60,000

2/10/00 $15.2188 50,000